1

                       Letterhead of Qwest Communications


FOR IMMEDIATE RELEASE

                Contacts:  Media Contact:                Investor Contact:
                             Tyler Gronbach              Lee Wolfe
                             (303) 992-2155              800-567-7296
                             Tyler.Gronbach@qwest.com    IR@qwest.com

                 QWEST REVISES OFFERS FOR U S WEST AND FRONTIER

        -- Frontier Shareholders to Receive $20 in Cash and $48 in Qwest
                        Stock for Each Frontier Share --

                -- U S WEST Shareholders to Receive $69 in Qwest

                        Stock for Each U S WEST Share --

                 -- Revised Offers Provide U S WEST and Frontier
               Shareholders with Greater Certainty as to Value --

DENVER, June 23, 1999 - Qwest Communications International Inc. (Nasdaq:
QWST) today announced that it has increased its offers to acquire U S WEST, Inc. (NYSE: USW) and Frontier Corporation (NYSE: FRO). Qwest is offering to acquire each U S WEST share for $69.00 in Qwest stock, and to acquire each Frontier share for $20.00 in cash and $48.00 in Qwest stock.

"We have revised our offers in order to be fully responsive to the issues raised by the Boards of Directors of U S WEST and Frontier," said Qwest Chairman and CEO Joseph P. Nacchio. "We encourage the Boards of the two companies to take all actions necessary to enter into discussions with Qwest regarding these superior offers, which are clearly in the best interests of their respective shareholders, customers and employees.

"In revising these offers, we also have protected the interests of Qwest's existing shareholders," continued Mr. Nacchio. "Because we are prepared to use cash to guarantee the value of these proposals, we are not required to issue a number of shares greater than that contemplated under our original offers. In

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fact, if Qwest's share price increases above $38.70, we would actually issue fewer shares in completing the U S WEST offer, and if Qwest's share price increases above $39.15, we would issue fewer shares in completing the Frontier offer." The revised offers were communicated in separate letters sent today by Mr. Nacchio to U S WEST Chairman, President and CEO Solomon D. Trujillo and to Frontier CEO Joseph P. Clayton. Neither proposal is conditioned upon acceptance of the other proposal. The full texts of the two letters are attached to this press release.

The Revised Offer for Frontier
Under its revised proposal, Qwest will deliver cash and Qwest common stock having a value of $68.00 for each share of Frontier common stock consisting of $20.00 in cash and the balance in Qwest common stock. At the closing price on Tuesday, June 22, 1999 the exchange ratio represented by Qwest's offer is 1.359.

Qwest's revised offer is subject to a collar on the price of Qwest stock between $30.50 and $43.50. Qwest will protect the Frontier shareholders' value by paying more cash or issuing additional shares (at Qwest's option) to offset any decline in Qwest stock price down to $30.50 per share. Frontier shareholders will realize all of the upside of any increases in the Qwest stock price above this collar.

Qwest's revised offer represents a $5.00 per share (8%) premium to the value of Frontier's proposed merger with Global Crossing based on the closing price of Global Crossing's shares on June 22, and a 17.2% premium to the closing price of Frontier on June 22.

The Revised Offer for U S WEST
Under its revised proposal, Qwest will deliver Qwest common stock having a value of $69.00 for each share of U S WEST common stock. Based on the closing price for Qwest common stock on June 22, the exchange ratio represented by Qwest's offer is 1.954.

Qwest's offer is subject to a collar on the price of Qwest stock between $30.50 and $43.50. Qwest will protect the U S WEST shareholders' value by paying more cash or issuing additional shares (at Qwest's option) to offset any decline in Qwest stock price down to $30.50 per share. U S WEST shareholders will realize all of the upside of any increases in the Qwest stock price above this collar. Qwest is confident that, if it were to fund with borrowings the cash


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payments required to offset any decline in Qwest's stock price, the combined company would enjoy an investment grade rating on its debt.

Qwest's revised offer represents a $7.86 per share (12.9%) premium to the value of U S WEST's proposed merger with Global Crossing based on the closing price of Global Crossing's shares on June 22, and a $12.00 per share (21.1%) premium to the closing price of U S WEST on June 22.

The stock portions of Qwest's offers continue to be tax-free to shareholders of Frontier and U S WEST and Qwest is confident that it is capable of consummating this transaction at least as expeditiously as Global Crossing.

"Our increased offers for U S WEST and Frontier are obviously superior to the existing proposals from Global Crossing," said Mr. Nacchio. "As we have emphasized since our announcement last week, the Qwest stock is stronger and more liquid than the Global Crossing stock, Qwest offers greater realizable synergies and upside potential than Global Crossing does, and Qwest offers the benefits of a true, integrated merger without the use of a complex, divisive tracking stock."

About Qwest

Qwest Communications International Inc. (Nasdaq: QWST) is a leader in reliable and secure broadband Internet-based data, voice and image communications for businesses and consumers. Headquartered in Denver, Qwest has more than 8,500 employees working in North America, Europe and Mexico. The Qwest Macro Capacity(R) Fiber Network, designed with the newest optical networking, spans more than 18,500 route miles in the United States, with an additional 315-mile network route to be completed by the end of the year. In addition, Qwest and KPN, the Dutch telecommunications company, have formed a venture to build and operate a high-capacity European fiber optic, Internet Protocol-based network that has 2,100 miles and will span 9,100 miles when it is completed in 2001. Qwest also has nearly completed a 1,400-mile network in Mexico. For more information, please visit the Qwest web site at www.qwest.com.

# # #

This release and the attachments may contain forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by Qwest with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including potential fluctuations in quarterly results, dependence on new product development, rapid technological and market change, failure to complete the network on schedule and


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on budget, financial risk management and future growth subject to risks, Qwest's ability to achieve Year 2000 compliance, and adverse changes in the regulatory or legislative environment. This release and the attachments include analysts' estimates and other information prepared by third parties for which Qwest assumes no responsibility. In addition, certain statements regarding synergies and other projections and information contained in this release and the attachments are based on publicly available information regarding U S WEST and Frontier. Qwest undertakes no obligation to review or confirm analysts' expectations or estimates or such publicly available information or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Qwest logo is a registered trademark of Qwest Communications International Inc. in the U.S. and certain other countries.

Copies of the letters to Mr. Clayton and Mr. Trujillo follow:


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              [Qwest Communications International Inc. letterhead]

June 23, 1999

Mr. Joseph P. Clayton
Chief Executive Officer
Frontier Corporation
180 South Clinton Avenue
Rochester, New York 14646

Dear Joe:

    The Board of Directors of Qwest Communications International Inc. is pleased to present a revised proposal that responds to the concerns expressed about the previous Qwest offer. Under our revised proposal, Qwest will deliver cash and Qwest common stock having a value of $68 for each share of Frontier common stock consisting of $20 in cash and the balance in Qwest common stock. At yesterday's closing price, the exchange ratio represented by our offer is 1.359.

    Our revised offer is subject to a "collar" on the price of Qwest stock between $30.50 and $43.50. Qwest will protect the Frontier shareholders' value by paying more cash or issuing additional shares (at Qwest's option) to offset any decline in Qwest stock price down to $30.50 per share. Frontier shareholders will realize all of the upside of any increases in the Qwest stock price above this collar. The stock portion of our offer continues to be tax-free to Frontier shareholders and we are confident that we are capable of consummating this transaction at least as expeditiously as Global Crossing. Our revised offer represents an 8% premium to the value of Frontier's proposed merger with Global Crossing based on the closing price of Global Crossing's shares yesterday, and a 17.2% premium to yesterday's closing price of Frontier.

        There should be no doubt that our proposal is financially superior to your pending transaction with Global Crossing and represents a clearly superior strategic proposal. Your shareholders will receive a higher price for their Frontier shares. They will also receive a superior stock reflecting Qwest's premier assets both in the United States and internationally, management's operating record, strong growth prospects and the greater realizable synergies resulting from our combination.

        Our revised offer addresses your concern regarding price certainty by implementing the price collar described above. We would expect to discuss with you the


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terms of our potential agreement with U S WEST to address your expressed concern regarding the effects of the U S WEST transaction on our proposal.

        Among the reasons why our proposal is strategically superior to Global Crossing's are the following:

        o Our stock is stronger, more stable and more liquid than Global Crossing's stock, and does not bear the risks of potential declines interest in Global Crossing's stock. We have a substantial public float of over $14.0 billion that is significantly greater than the public float of Global Crossing. The volatility of Qwest's stock is less than the volatility of Global Crossing's stock over all relevant time periods which we have evaluated. Due to its thin public float, Global Crossing's stock price may experience substantial declines if Global Crossing insiders sell their shares after the closing of the Frontier/Global Crossing transaction (when their lockups terminate) or if even a small number of Frontier or U S WEST shareholders elect to sell the Global Crossing shares they would receive in the mergers with Global Crossing.

        o We offer greater synergies and are specific in identifying and providing sources for these synergies, in contrast to the vague and unexplained synergies promised by Global Crossing. As we have described before, we believe that our combination will result in significant operating synergies, aggregating approximately $4.0 billion to $4.45 billion through the year 2005 from the combination of Frontier and Qwest. Global Crossing, on the other hand, has not even attempted to substantiate the synergies they claim will result from a Global Crossing-Frontier combination-- even after we have noted their failure to do so. It is also worth noting that we have met or exceeded our estimates of synergies in all of our previous acquisitions. Global Crossing does not have our track record in this respect.

        o Our structure is simple and both easy to understand and value. The tracking stock proposed by Global Crossing that will be forced upon your shareholders in the Global Crossing/U S WEST/Frontier proposal will separate management teams, divide assets and operations and create long-term conflicts between the strategies, objectives and management of the two entities reflected in a tracking stock structure. Only short term financial engineering is behind the tracking stock structure proposed by Global Crossing.

       As before, although neither our Frontier acquisition proposal nor our U S WEST acquisition proposal is conditioned upon the success of the other, we continue to be firmly committed to acquiring both Frontier and U S WEST, while

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at the same time prepared to enter into a binding agreement with Frontier whether or not we conclude our transaction with U S WEST.

        We expect, upon consummation of the transaction, to invite you to assume a senior operational role in the combined company and we will ask many members of your management team to joint the ranks of the senior management of the combined company. We also expect to invite you and one other current Frontier director to join the Qwest Board.

        Given the clear superiority of our offer to the Global Crossing offer, we believe that it is in the best interests of your shareholders, customers and employees for you to meet with us as soon as possible to finalize a definitive agreement between our companies. The revised offer is, of course, subject to entering into such an agreement. We continue to be prepared to enter into a merger agreement substantially similar to the Global Crossing agreement. Qwest is committed to bringing the combination between our companies to a successful conclusion and we would be delighted to discuss with you any aspect of our proposal.

        Additional copies of this letter are being delivered to you so that you may deliver the same to each member of your board.

        We and our advisors will be happy to meet with Frontier at the time of your choosing to answer any questions about our proposal.

                                                     Sincerely,

                                                     Joseph P. Nacchio


Cc:   Ms. Patricia C. Barron
      Mr. Raul E. Cesan
      Ms. Brenda E. Edgerton
      Mr. Jairo A. Estrada
      Mr. Michael E. Faherty
      Mr. Alan C. Hasselwander
      Mr. Eric Hippeau
      Mr. Robert Holland, Jr.
      Mr. Douglas H. McCorkindale
      Mr. James F. McDonald
      Dr. Leo J. Thomas


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                                                                               8
              [Qwest Communications International Inc. letterhead]




June 23, 1999

Mr. Solomon Trujillo
Chairman, President & Chief
Executive Officer
U S WEST, Inc.
1801 California Street
Denver, Colorado 80202

Dear Sol:

       The Board of Directors of Qwest Communications International Inc. is pleased to present a revised proposal that responds to the concerns expressed about the previous Qwest offer. Under our revised proposal, Qwest will deliver Qwest common stock having a value of $69 for each share of U S WEST common stock. Based on yesterday's closing price for Qwest common stock, the exchange ratio represented by our offer is 1.954. We are confident that we are capable of consummating this transaction at least as expeditiously as Global Crossing.

    Our offer is subject to a "collar" on the price of Qwest stock between $30.50 and $43.50. Qwest will protect the U S WEST shareholders' value by paying more cash or issuing additional shares (at Qwest's option) to offset any decline in Qwest stock price down to $30.50 per share. U S WEST shareholders will realize all of the upside of any increases in the Qwest stock price above this collar. The stock portion of our offer continues to be tax-free to U S WEST shareholders and we are confident that, if we were to fund with borrowings the cash payments required to offset any decline in Qwest's stock price, the combined company would enjoy an investment grade rating on its debt.

    Our revised offer represents a 12.9% premium to the value of U S WEST's proposed merger with Global Crossing based on the closing price of Global Crossing's shares yesterday, and a 21.1% premium to yesterday's closing price of U S WEST.

    We believe that our revised offer fully addresses all of your concerns about our offer, as indicated below. First, there should be no doubt that our proposal is financially superior to your pending transaction with Global Crossing and represents a more attractive proposal to deliver the full value inherent in the data-centric network strategy that we and you share for the future of the

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communications industry. Your shareholders will receive a higher price for their
U S WEST shares than in the Global Crossing offer.

    Second, we have increased the certainty of the value that your shareholders will receive and addressed your concerns about the perceived volatility of Qwest stock. (We note that our studies indicate that in all relevant periods which we have evaluated, the volatility of Global Crossing stock, whose offer has no comparable collar, exceeds the volatility of our stock.) U S WEST shareholders will receive greater value in a simpler transaction structure and they will receive a superior stock reflecting Qwest's premier assets, management's operating record, strong growth prospects and the greater realizable synergies resulting from our combination.

    Third, Qwest offers a business combination that is more likely to realize the stated U S WEST vision of creating a "data- and wireless-centric company that provides integrated services inside [its] current region and globally." We have actual operating experience in implementing that strategy. We have a thriving Internet-based business and operations, a fully constructed network and a proven management team. We have also entered into a number of strategic relationships which will bring long-term value to the shareholders of the combined company, including relationships with Microsoft, Cisco, HewlettPackard, SAP, KPMG and KPNQwest. We would be very interested in discussing with you how best to combine our experience with yours in achieving the strategic vision we both share.

    Among the reasons why our proposal is strategically superior to Global Crossing's are the following:

        o A combination of Qwest and U S WEST would permit us to achieve the strategic vision our companies share more quickly than either of us could alone and would create a company that would grow more quickly than a combined Global Crossing-U S WEST. In addition, the combination of our companies would enable U S WEST to improve its customer service more effectively and efficiently than any improvements that would result from a combination with Global Crossing. Furthermore, the strong prospects of a Qwest-U S WEST combination would create better opportunities for the employees of our companies who would share in our growth.

        o Our stock is more liquid than Global Crossing's stock, and does not bear the risks of potential declines. We have a substantial public float of over $14 billion that is significantly greater than the public float of Global


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                                                                              10


            Crossing. The volatility of Qwest's stock is less than the historical volatility of Global Crossing's stock over all relevant time periods which we have evaluated. Due to its thin public float, Global Crossing's stock price may experience substantial declines if Global Crossing insiders sell their shares after the closing of the Frontier/Global Crossing transaction (when their lockups terminate) or if even a small number of Frontier or U S WEST shareholders elect to sell the Global Crossing shares they would receive in the mergers with Global Crossing.

        o We offer greater synergies and are specific in identifying and providing sources for these synergies, in contrast to the vague and unexplained synergies promised by Global Crossing. As we have described before, we believe that our combination will result in significant operating synergies, aggregating approximately $9.3 billion to $9.75 billion through the year 2005 from the combination of U S WEST and Qwest. Global Crossing, on the other hand, has not even attempted to publicly substantiate the synergies they claim will result from a Global Crossing- U S WEST combination-- even after we have noted their failure to do so. It is also worth noting that we have met or exceeded our estimates of synergies in all of our previous acquisitions. Global Crossing does not have our track record in this respect.

        o Our strategy for the merger of U S WEST, Frontier and Qwest has industrial logic and long term value-creation behind it. Our offer, with its single class of stock, best serves the shared strategic vision of Qwest and U S WEST to offer our customers a bundle of services (including local, long-distance, Internet and data products) through an owned network with end-to-end connectivity in a world-wide marketplace. The tracking stock proposed by Global Crossing does not further this vision. In fact, Global Crossing's tracking stock will separate management teams, divide assets and operations and create long-term conflicts between the strategies, objectives and management of the two entities reflected in a tracking stock structure. Only short term financial engineering is behind the tracking stock structure proposed by Global Crossing.


    As before, although neither our U S WEST acquisition proposal nor our Frontier acquisition proposal is conditioned upon the success of the other, we continue to be firmly committed to acquiring both U S WEST and Frontier, while at the same time prepared to enter into a binding agreement with U S WEST whether or not we conclude our transaction with Frontier.

    We expect, upon consummation of the transaction, to invite you to assume a senior operational role as well as to become one of the few key people

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responsible for the creation and implementation of the strategic vision of the combined company. Further, we will ask many members of your management team to join the ranks of the senior management of the combined company. We also expect to invite you to become Vice Chairman of Qwest and we would expect to invite up to four members of the current U S WEST Board, including you, to join the Qwest Board.

    Given the clear superiority of our offer to the proposed Global Crossing offer, we believe that it is in the best interests of your shareholders, customers and employees for you to meet with us as soon as possible to finalize a definitive agreement between our companies. The revised offer is, of course, subject to entering into such an agreement. We continue to be prepared to enter into a merger agreement substantially similar to the Global Crossing agreement. Qwest is committed to bringing the combination between our companies to a successful conclusion and we would be delighted to discuss with you any aspect of our proposal.

    Additional copies of this letter are being delivered to you so that you may provide the same to each member of your board.

    We and our advisors will be happy to meet with U S WEST at the time of your choosing to answer any questions about our proposal.

                                                     Sincerely,


                                                     Joseph P. Nacchio

Cc:   Ms. Linda G. Alvarado
      Dr. Craig R. Barrett
      Sen. Hank Brown
      Mr. Jerry J. Colangelo
      Mr. George J. Harad
      Mr. Peter S. Hellman
      Mr. Allen F. Jacobson
      Mr. Richard D. McCormick
      Ms. Marilyn C. Nelson
      Mr. Frank P. Popoff
      Mr. Jerry O. Williams